Exhibit 99.1
Ex

PRESS RELEASE

Investor Relations:	Media: David Fraser
Stamford, CT: +1 (203) 905 2413	Lausanne: +41 582 424 500
Lausanne: +41 582 424 666	Email: David.Fraser@pmi.com
Email: InvestorRelations@pmi.com

Philip Morris International Increases Dividend by 3.8%
to Annualized Rate of $5.40 per Share

STAMFORD, CT, September 12, 2024 – The Board of Directors of Philip Morris International Inc. (NYSE: PM) has increased the company’s regular quarterly dividend by 3.8% to an annualized rate of $5.40 per share.
The new quarterly dividend of $1.35 per share, up from $1.30 per share, is payable on October 10, 2024, to shareholders of record as of September 26, 2024. The ex-dividend date is September 26, 2024.
For additional dividend information, see www.pmi.com/dividend.

Philip Morris International: Delivering a Smoke-Free Future
Philip Morris International (PMI) is a leading international tobacco company, actively delivering a smoke-free future and evolving its portfolio for the long term to include products outside of the tobacco and nicotine sector. The company’s current product portfolio primarily consists of cigarettes and smoke-free products. Since 2008, PMI has invested over $12.5 billion to develop, scientifically substantiate and commercialize innovative smoke-free products for adults who would otherwise continue to smoke, with the goal of completely ending the sale of cigarettes. This includes the building of world-class scientific assessment capabilities, notably in the areas of pre-clinical systems toxicology, clinical and behavioral research, as well as post-market studies. In 2022, PMI acquired Swedish Match – a leader in oral nicotine delivery – creating a global smoke-free champion led by the companies’ IQOS and ZYN brands. The U.S. Food and Drug Administration has authorized versions of PMI’s IQOS devices and consumables and Swedish Match’s General snus as Modified Risk Tobacco Products and renewal applications for these products are presently pending before the FDA. As of June 30, 2024, PMI's smoke-free products were available for sale in 90 markets, and PMI estimates that 36.5 million adults around the world use PMI's smoke-free products. Smoke-free business accounted for approximately 38% of PMI’s total first-half 2024 net revenues. With a strong foundation and significant expertise in life sciences, PMI announced in February 2021 its ambition to expand into wellness and healthcare areas and, through its Vectura Fertin Pharma business, aims to enhance life through the delivery of seamless health experiences. "PMI" refers to Philip Morris International Inc. and its subsidiaries. For more information, please visit www.pmi.com and www.pmiscience.com.
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